Registration No. 333-164383

Registration No. 333-149806

Registration No. 333-147570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-164383

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-149806

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-147570

UNDER

THE SECURITIES ACT OF 1933

INFOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1983837
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

101 East County Line Road, Suite 210

Hatboro, Pennsylvania 19040

(215) 604-0691

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

INFOLOGIX, INC. 2006 EQUITY COMPENSATION PLAN

INFOLOGIX, INC. 2008 EMPLOYEE STOCK PURCHASE PLAN

(Full titles of the plans)

Bruce H. Beatt, Esquire

c/o The Stanley Works

1000 Stanley Drive

New Britain, CT 06053

(860) 225-5111

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Christopher R. Johnson, Esquire

Miles & Stockbridge P.C.

10 Light Street

Baltimore, Maryland 21202

(410) 385-3532

(410) 385-3700 (fax)

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed by InfoLogix, Inc. (the “Company”):

•

Registration Statement on Form S-8, File No. 333-164383, filed on January 15, 2010, which registered 1,685,600 shares of common stock, $0.00001 par value per share (the “Common Stock”), of the Company under the InfoLogix, Inc. 2006 Equity Compensation Plan.

•	Registration Statement on Form S-8, File No. 333-149806, filed on March 19, 2008, which registered 1,000,000 shares of Common Stock under the InfoLogix, Inc. 2008 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8, File No. 333-147570, filed on March 19, 2008, which registered 3,860,000 shares of Common Stock under the InfoLogix, Inc. 2006 Equity Compensation Plan.

On January 18, 2011, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 15, 2010, by and among Stanley Black & Decker, Inc. a Connecticut corporation (“Parent”), Iconic Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged (the “Merger”) with and into the Company, with the Company becoming a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding share of the Common Stock was cancelled and converted automatically into the right to receive $4.75 in cash, without interest, except for shares (i) in respect of which appraisal rights have been properly exercised under Delaware law and (ii) owned by the Company or any of its wholly owned subsidiaries or by Parent or any of its wholly owned subsidiaries. Further, at the effective time of the Merger, options to acquire shares of Common Stock held by three of the Company’s executive officers and the vested stock options to acquire shares of the Common Stock that were held by two members of the Company’s board of directors were cancelled in exchange for an amount per share of Common Stock underlying the applicable stock option equal to $4.75 less the exercise price payable in respect of each share of Common Stock underlying the stock option. Furthermore, each warrant to acquire shares of Common Stock that were, at the effective time of the Merger, that was outstanding and unexercised immediately prior to the effective time of the Merger, were cancelled in exchange for an amount per share of Common Stock underlying the applicable warrant equal to $4.75 less the exercise price payable in respect of each share of Common Stock underlying the warrant.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements but which remain unsold as of the filing date of these Post-Effective Amendments, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hatboro, State of Pennsylvania, on January 18, 2011.

INFOLOGIX, INC.

By	/s/ DAVID GULIAN
David Gulian Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to Registration Statements have been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

Principal Executive Officer

/s/ DAVID GULIAN David Gulian	Chief Executive Officer	January 18, 2011

Principal Financial Officer and Principal Accounting Officer

/s/ JOHN A. ROBERTS John A. Roberts	Chief Financial Officer	January 18, 2011

/s/ BRUCE H. BEATT Bruce H. Beatt	Director	January 18, 2011

/s/ CRAIG A. DOUGLAS Craig A. Douglas	Director	January 18, 2011